UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2014

DARDANOS ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54810
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

848 North Rainbow Blvd., # 2713
Las Vegas, Nevada	89107
(Address of Principal Executive Offices)	(Zip Code)

(702) 487-7618
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[    ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2014, Ozero Worldwide, LLC., a California corporation (“Ozero”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement ”) with Dardanos Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ozero (“Dardanos ”), and PLH Products, Inc., a California corporation (“PLHI”).

Pursuant to the terms of the Merger Agreement, Dardanos will merge with and into PLHI, (the “Merger ”), and upon consummation of the Merger, Dardanos will cease to exist and PLHI will continue to exist as the surviving entity. Upon consummation (the “Closing ”) of the transactions contemplated by the Merger Agreement (the “Merger ”), all outstanding shares (31,390,000 shares) of Dardanos capital stock will be in exchange for an aggregate of 500,000 shares of PLHI’s common stock (valued at $169,900 of $0.3398 per share (“Specified Price”)).

The Merger Agreement contains customary representations, warranties and covenants by Ozero and PLHI. The Closing of the Merger is subject to customary closing conditions, including regulatory approvals. The Merger is anticipated to close by May 26, 2014. Upon Closing, Edgar Leon, Dardanos’ President, CEO, secretary, CFO and director, will resign and not hold any position with PLHI. In addition, PLHI has agreed to file a Registration Statement on Form S-3 covering the resale of the shares of the Company’s common stock to be issued to Ozero, the stockholder of Dardanos.

Either Ozero or PLHI may terminate the Merger Agreement if the Closing has not occurred on or before May 26, 2014, all closing conditions have been completed except for the receipt of certain regulatory approvals. Upon Closing, PLHI intends to issue the shares of common stock described herein in reliance upon the exemptions from registration afforded by Section 4(2) and Rule 506 promulgated under the Securities Act of 1933, as amended.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which will be filed as an exhibit to Dardanos’ next Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDANOS ACQUISITION CORP.

Date: May 21, 2014	By:	/s/ Edgar Leon

Name: Edgar Leon
Title: President